Exhibit 10.1

August 25, 2022

Mr. Ryan Maynard

254 Canoe Hill Road

New Canaan, CT 06840

Dear Ryan:

It is my pleasure to offer you the position of Chief Financial Officer at Cara Therapeutics, Inc. (the “Company”) under the terms stated herein (the “Agreement”).

In this position, you will be a strategic partner to the President and Chief Executive Officer (the “CEO”) and will work closely with the CEO, management team, and members of the Board of Directors (the “Board”) to further create and build value at the Company. As Chief Financial Officer, you will have primary responsibility for planning, implementing, managing and controlling all financial-related activities of the Company, which include overall responsibility for finance, accounting, treasury, tax, foreign exchange, and forecasting.

Your duties may be subject to change based on business needs but I expect this leadership position will provide you with the opportunity for challenge, growth and reward.

This Agreement and accompanying Exhibit will summarize important details of matters pertaining to your employment and constitutes the terms of your employment with the Company. Also enclosed is information about benefits, for which you are eligible as of your first day of employment, subject to the terms and conditions of the underlying plans and policies. Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your co-employer of record; however, your line management at the Company will be responsible for directing your work, reviewing your performance, and setting your schedule. The following are the terms of your employment with the Company, as may be amended from time to time in the sole discretion of the Company.

1. Title, Reporting Relationship and Duties. As Chief Financial Officer, you will be performing such duties as are normally associated with such position, and as are more fully described above. You will report directly to Christopher Posner, the CEO.

2. Location. You shall perform your duties under this Agreement principally out of the Company’s corporate headquarters which are currently located in Stamford, Connecticut. In addition, you shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

3. Compensation. As of the Effective Date (as defined below), you shall initially be compensated by the Company as follows:

Base Salary. We are offering you an initial semi-monthly salary of $19,166.67 which is $460,000 on an annualized basis (less applicable federal, state and local taxes).

Bonus. You will be eligible for an annual cash bonus with the initial target amount of such bonus equal to forty percent (40%) of your base salary during the then-current bonus year (“Target Bonus”), subject to review and adjustment from time to time by the CEO and Compensation Committee of the Board in their sole discretion, payable subject to standard federal and state payroll withholding requirements. Whether or not you are eligible for any annual bonus will be dependent upon (a) the actual achievement by you and the Company of the applicable individual and corporate performance goals, as determined by the Company, and (b) your continuous performance of services to the Company through the date any annual bonus is paid. You will be eligible for a pro-rated annual bonus for 2022, subject to the eligibility criteria in this paragraph and provided that the annual bonus for 2022 (if any) will be prorated based upon the number of days during which you were employed by the Company in 2022. Except as otherwise set forth in the Severance Plan (as defined below), in the event you leave the employ of the Company for any reason prior to payment of any bonus, you are not eligible for such bonus, prorated or otherwise.

Stock Option. Subject to approval by the Board and subject to the terms of the Company’s 2014 Equity Incentive Plan (the “Plan”), you will be granted an option (the “Option”) to purchase 225,000 shares of the Company’s Common Stock (the “Option Shares”). Subject to your continuous service through each applicable vesting date, the Option will vest and become exercisable with respect to twenty-five percent (25%) of the Option Shares on the first anniversary of the Effective Date and will vest with respect to the remaining seventy-five percent (75%) of the Option Shares in equal amounts at the end of each calendar month for the 36-month period following the first anniversary of the Effective Date. The exercise price of the Option will be equal to the fair market value of the Company’s Common Stock on the date of grant of the Option, as determined by the Company. The Option will be governed by the Plan and other documents issued in connection with the grant.

4. Company Policies and Benefits. The employment relationship between you and the Company shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

5. At-Will Employment. Your employment with the Company is at-will, and for no specified term. As such, either you or the Company may terminate the employment relationship at any time, with or without cause and with or without advance notice.

6. Severance Plan Participation. You are eligible to participate in the Cara Therapeutics, Inc. Severance Plan with your Participation Agreement appended thereto (collectively the “Severance Plan”), enclosed as Exhibit A, under the terms and conditions provided in the Severance Plan. For the avoidance of doubt, your eligibility for severance is solely under the Severance Plan.

7. Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement. As a condition of employment, you agree to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement, attached as Exhibit B which may be amended by the parties from time to time without regard to this Agreement.

8. Name and Likeness. You hereby authorize the Company to use, reuse, and grant others the right to use and reuse your name and likeness (including caricature), voice and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, and other tangible and electronic media) for any purpose reasonably related to the Company’s business.

9. No Conflict With Existing Obligations. You represent that your performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement or obligation of any kind made prior to your employment by the Company, including agreements or obligations you may have with prior employers or entities for which you have provided services. You have not entered into, and you agree that you will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

10. Outside Activities During Employment. Except with the prior written consent of the Company’s Board, you will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your responsibilities and the performance of your duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as you may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with your duties, and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude you from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

12. Interpretation. You and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Connecticut, without giving effect to choice of law principles.

13. Entire Agreement. This Agreement constitutes the entire employment agreement between you and the Company regarding the terms and conditions of your employment, with the exception of (i) the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement and (ii) any stock option or stock restriction agreement between you and the Company. This Agreement (including the documents described in (i) and (ii) of this paragraph) supersedes all prior negotiations, representations or agreements between you and the Company, whether written or oral, concerning your employment by the Company.

14. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized officer of the Company.

15. Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your employment with the Company or out of this Agreement, or your termination of employment or termination of this Agreement, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or your employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy and further shall not apply to discrimination, harassment, or retaliation claims to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid. The location for the arbitration shall be the Fairfield County, Connecticut area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent mandatory arbitration of discrimination, harassment, and/or retaliation claims is prohibited by applicable law(s) and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid, then in the event you intend to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at your option, you may voluntarily pay up to one-half (1/2) the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this paragraph survive the termination of this Agreement and continue after the termination of the employment relationship between you and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

This offer of employment is contingent upon successful completion of a reference and background check and compliance with the Immigration Reform and Control Act (IRCA). The IRCA requires proof of eligibility to work in the U.S. and completion of the attached form (I-9) along with our examination of original documentation. Please complete Part 1 of the I-9 and bring it along with the necessary supporting documentation on your first day of employment.

Ryan, we are very much looking forward to having you join the Cara team and hope you will find this offer satisfactory in every respect. Feel free to contact me, should you have any questions regarding this Agreement or any other aspect of your pending employment.

Regards,

Christopher Posner

President and Chief Executive Officer

Agreed and Accepted

Start Date:	9/12/22 (“Effective Date”)

/s/ Ryan Maynard
Ryan Maynard

8/26/22
Date

Exhibit A – Cara Therapeutics, Inc. Severance Plan

Exhibit B – Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

CARA THERAPEUTICS, INC.

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

APPROVED BY THE BOARD OF DIRECTORS: October 28, 2021

1.           Introduction. The purpose of this Cara Therapeutics, Inc. Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible executives of the Company whose employment is terminated by the Company or a successor under certain circumstances. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (as defined below). With the exception of certain definitions set forth below, this Plan shall supersede any individual agreement between the Company and any Covered Employee (as defined below) and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to a Covered Employee, in each case to the extent that such agreement, plan, policy or practice provides for equity acceleration or severance benefits upon the Covered Employee’s separation from the Company. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.            Definitions. For purposes of the Plan, the terms below are defined as follows:

2.1.            “Administrator” means the Board or Compensation Committee prior to a Change in Control; or, after a Change in Control, one or more members of the successor Board or Compensation Committee or other persons designated by the Company’s Board or Compensation Committee prior to such Change in Control.

2.2.             “Board” means the Board of Directors of the Company.

2.3.           “Cause” shall mean that the Company has determined in its sole discretion that the Covered Employee has engaged in any one or more of the following: (i) the Covered Employee’s commission of a felony; (ii) any act or omission of the Covered Employee constituting dishonesty, fraud, immoral, or disreputable conduct that causes material harm to the Company; (iii) the Covered Employee’s violation of Company policy that causes material harm to the Company; (iv) the Covered Employee’s material breach of any written agreement between the Covered Employee and the Company which, if curable, remains uncured for thirty (30) days after notice; or (v) breach of fiduciary duty

2.4.             “Change in Control” has the meaning ascribed to such term in the Stock Plan.

2.5.             “Change in Control Period” means the time period beginning on the date on which a Change in Control becomes effective and ending on the first anniversary of the effective date of such Change in Control (except as otherwise set forth in a Participation Agreement).

2.6.            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.7.           “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

2.8.           “Company” means Cara Therapeutics, Inc. and any successor.

2.9.	“Compensation Committee” means the Compensation Committee of the Board.

2.10.        “Covered Employee” means an employee of the Company who (i) is the Company’s Chief Executive Officer or has been designated by the Administrator to participate in the Plan, (ii) has executed the Company’s standard confidentially and inventions assignment agreement, and (iii) has timely and properly executed and delivered a Participation Agreement to the Company.

2.11.         “Covered Termination” means a Covered Employee’s termination of employment by the Company (or any parent or subsidiary of the Company) without Cause or as a result of a Covered Employee’s resignation for Good Reason; provided, that, in either case, such termination is not due to the Covered Employee’s death or disability.

2.12.          “Effective Date” means the date on which the Plan is approved by the Board.

2.13.          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14.          “Good Reason” means any of the following conditions or actions taken by the Company without Cause and without the Covered Employee’s consent: (i) a material breach by the Company of an agreement between a Covered Employee and the Company; (ii) the Company significantly reducing the Covered Employee’s Base Salary or the target percentage eligibility established for the Covered Employee’s annual bonus, other than any Company-wide reduction in compensation of employees; (iii) the Company significantly reducing the Covered Employee’s duties, authority or responsibilities relative to the Covered Employee’s duties, authority or responsibilities in effect immediately prior to such reduction; or (iv) the Company relocating the facility that is the Covered Employee’s principal place of business with the Company to a location more than fifty (50) miles from the immediately preceding location (excluding regular travel in the ordinary course of business); provided, further, that in each case above, in order for the Covered Employee’s resignation to be deemed to have been for Good Reason, the Covered Employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”); and the Covered Employee’s resignation must be effective not later than thirty (30) days after the expiration of such Cure Period.

2.15.        “Participation Agreement” means an agreement between a Covered Employee and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Administrator deems necessary or advisable in the administration of the Plan.

2.16.         “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to either Section 4.

2.17.         “Stock Plan” means the Company’s 2014 Equity Incentive Plan, as amended or amended and restated from time to time, or any successor thereto.

2.18.       “Termination Date” means the Covered Employee’s last day of employment with the Company.

3.           Eligibility for Severance Benefits. An individual is eligible for severance benefits under the Plan, in the amounts set forth in Section 4, only if such individual is a Covered Employee on the date such individual experiences a Covered Termination.

4.            Severance Benefits.

4.1.            Covered Termination Outside the Change in Control Period. If, at any time outside of the Change in Control Period, a Covered Employee experience a Covered Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company (the “Standard Severance Benefits”):

4.1.1.      Cash Severance Benefits . The Covered Employee shall receive cash severance in an amount equal to the Covered Employee’s base salary (as in effect immediately prior to any reduction giving rise to Good Reason, if applicable) for the number of months set forth in the Covered Employee’s Participation Agreement (the “Standard Severance Period”). The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, provided, that no payment shall be made prior to the first payroll date following the effective date of the Release (the “Initial Payment Date”). On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.1.2.      Prorated Annual Bonus. The Covered Employee will additionally be eligible to a prorated portion of such Covered Employee’s target annual bonus (if any), for the year in which the Covered Termination occurs. Such payment to which the Covered Employee is eligible under this Section 4.1.2 will be calculated (i) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable) for the year of the Covered Termination were achieved at target levels, (ii) by reference to the number of days that elapsed in the year of the Covered Employee’s Covered Termination between the first day of such year and the date of the Covered Termination, divided by 365, and (iii) ignoring any reduction in the Covered Employee’s Base Salary that would give rise to their resignation for Good Reason (such bonus under this Section 4.1.2, the “Prorated Target Bonus”). The Prorated Target Bonus shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the amount of the Prorated Target Bonus that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the Prorated Target Bonus being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the Prorated Target Bonus in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.1.3.       COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination for the Standard Severance Period (such period of months, the “ Standard COBRA Payment Period”) (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company will instead pay such Covered Employee on the last day of each remaining month of the Standard COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to such Covered Employee’s continued eligibility for COBRA coverage during the Standard COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the Standard COBRA Payment Period.

4.2.          Covered Termination During the Change in Control Period. If, at any time during the Change in Control Period, a Covered Employee experiences a Covered Termination, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company (the “CIC Severance Benefits”):

4.2.1.       Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to the Covered Employee’s base salary (as in effect immediately prior to any reduction giving rise to Good Reason, if applicable) for the number of months set forth in the Covered Employee’s Participation Agreement (the “CIC Severance Period”). The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.2.2.       Target Annual Bonus Entitlement. The Covered Employee will additionally be eligible to a multiple of such Covered Employee’s target annual bonus, as established by the Board for the year in which the Covered Termination occurs. Such payment shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule, provided, that no payment shall be made prior to the Initial Payment Date. On the Initial Payment Date, the Company shall pay the Covered Employee in a lump sum the cash amount that the Covered Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A (as defined below) and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled. Notwithstanding the foregoing, the Company may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A.

4.2.3.      COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination for up to the CIC Severance Period (such period of months, the “CIC COBRA Payment Period”) (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company will instead pay such Covered Employee on the last day of each remaining month of the CIC COBRA Payment Period a Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to such Covered Employee’s continued eligibility for COBRA coverage during the CIC COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the CIC COBRA Payment Period.

4.2.4.       Equity Vesting. Each of the Covered Employee’s then-outstanding equity awards, subject to time-based vesting shall accelerate and become vested and exercisable as to the percentage of the unvested shares subject to the equity award set forth in the Covered Employee’s Participation Agreement (the “Equity Acceleration Percentage”), except any award granted after the Effective Date that explicitly overrides this provision in writing. Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the Termination Date. Notwithstanding anything herein to the contrary, nothing in the Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company. In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the applicable equity incentive plan of the Company or the applicable equity award agreements that provide that any then-unvested portion of the Covered Employee’s award will immediately expire upon such Covered Employee’s termination of service, such Covered Employee’s equity awards shall remain outstanding following such Covered Employee’s Covered Termination to give effect to such acceleration as necessary.

5.            Conditions to Receipt of Severance.

5.1.          Release Agreement. As a condition to receiving the Severance Benefits, a Covered Employee must sign a separation agreement containing among other provisions, a release of all claims in favor of the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company. The Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination. In no event shall payment of any benefits under the Plan be made prior to a Covered Employee’s Termination Date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Covered Employee’s Termination Date occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Covered Employee’s “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date; provided, that except to the extent that payments may be delayed in accordance with Section 8, on the first regular payroll date following the effective date of a Covered Employee’s Release, the Company shall (i) pay the Covered Employee a lump sum amount equal to the sum of the Severance Benefits that the Covered Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (ii) commence paying the balance, if any, of the Severance Benefits in accordance with the applicable payment schedule.

5.2.          Other Requirements. A Covered Employee’s receipt of Severance Benefits pursuant to Section 4 will be subject to such Covered Employee continued material compliance with the terms of the Release, the Participation Agreement, the non-disparagement provisions of a separation agreement provided by the Company, and any confidential information agreement, proprietary information and inventions agreement and any other agreement between the Covered Employee and the Company. Severance Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee is in material violation, at any time, of any legal or contractual obligation owed to the Company.

5.3.           Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” within the meaning of Section 280G of the Code is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee and, to the extent applicable, complies with Section 409A. In no event will the Company, any subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.3. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to a Covered Employee and the Company within 15 calendar days after the date on which such Covered Employee’s right to a Payment is triggered (if requested at that time by such Covered Employee or the Company) or such other time as requested by such Covered Employee or the Company.

6.            Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided to a Covered Employee are intended to be and are exclusive and in lieu of any other change in control severance benefits or payments to which such Covered Employee may otherwise be eligible, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of such Covered Employee’s employment. The Covered Employee will be eligible to no change in control severance benefits or payments upon a termination of employment that constitutes a Covered Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (including any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee). Notwithstanding the foregoing, if a Covered Employee is eligible to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, such Covered Employee’s benefits under the Plan shall be provided only to the extent more favorable than such other arrangement. The Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Covered Employee’s benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to such Covered Employee under the Plan that become payable in connection with the Covered Employee’s termination of employment pursuant to (i) any applicable legal requirement, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any other similar state law, or (ii) any policy or practice of the Company providing for the Covered Employee to remain on payroll for a limited period of time after being given notice of termination. The benefits provided under the Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company that may arise out of a Covered Employee’s termination of employment, and the Administrator shall so construe and implement the terms of the Plan.

7.           Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

8.            Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A. Further, if some or all of the Covered Employee’s Severance Benefits are subject to Section 409A and such Covered Employee is a “specified employee” within the meaning of Section 409A at the time of such Covered Employee’s separation from service (other than due to death), then such Severance Benefits otherwise due to such Covered Employee on or within the six-month period following such Covered Employee’s separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following such Covered Employee’s separation from service but prior to the six-month anniversary of such Covered Employee’s date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of such Covered Employee’s death and all other benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company or any of its representatives be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Covered Employee on account of non-compliance with Section 409A.

9.            Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

10.         Administration. The Plan will be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.

11.          Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, a Covered Employee’s rights to receive payments and benefits pursuant to this Plan under an effective Participation Agreement may not be adversely affected, without the Covered Employee’s written consent, by an amendment or termination of this Plan.

12.          Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes they are entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of such claimant’s severance benefits under the Plan or (ii) the date the claimant learned that they will not be eligible to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision will be tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Chief Financial Officer or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Chief Financial Officer or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

13.         Appeal Procedure. If the claimant’s claim is denied, the claimant (or such claimant’s authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of a claim denial or else the claimant will lose the right to such review. A request for review must set forth all the grounds on which such request is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to such claimant’s claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Chief Financial Officer, except in the case of an appeal filed by or on behalf of the Company’s Chief Financial Officer, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

14.          Arbitration. No arbitration proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. Notwithstanding any other provision of the Plan, to ensure the timely and economical resolution of disputes, all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Connecticut conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment). By agreeing to this arbitration procedure, each Covered Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Covered Employees will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by a Covered Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that a Covered Employee or the Company would be eligible to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of a Covered Employee if the dispute were decided in a court of law. Nothing in this paragraph is intended to prevent either a Covered Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Any arbitration must be commenced within one year after the Covered Employee’s receipt of notification that their appeal was denied. The foregoing provisions shall apply to the extent consistent with and permitted by ERISA.

15.          Source of Payments. All severance benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16.          Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17.          No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be eligible to benefits under the Plan depending upon the circumstances of such Covered Employee’s termination of employment.

18.          Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19.          Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Connecticut (except its conflict of laws provisions).

20.          Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21.          Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22.          Additional Information.

Plan Name:	Cara Therapeutics, Inc. Severance Plan

Plan Sponsor:	Cara Therapeutics, Inc.

Plan Year:	Fiscal year ending December 31

Plan Administrator:	Cara Therapeutics, Inc. Attention: Administrator of the Cara Therapeutics, Inc. Severance Plan

Agent for Service of Legal Process:	Cara Therapeutics, Inc. Attention: Administrator of the Cara Therapeutics, Inc. Severance Plan Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

23.          Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)           You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the office of the Company’s Chief Financial Officer.

(b)           You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why it was denied, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. The claim review procedure is explained in Sections 12 and 13, above.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

APPENDIX A

CARA THERAPEUTICS, INC.

SEVERANCE PLAN

Participation Agreement

Cara Therapeutics, Inc. (the “Company”) is pleased to inform you, Ryan Maynard, that you have been selected to participate in the Company’s Severance Plan (the “Plan”) as a Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to become a Covered Employee under the Plan, you must complete and sign this Participation Agreement and return it promptly to the Company’s Chief Executive Officer.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Covered Termination.

If you become eligible for Standard Severance Benefits under Section 4.1 of the Plan, then subject to the terms and conditions of the Plan, you will receive:

Cash Severance Benefits	Nine (9) months
COBRA Premiums	Nine (9) months
Prorated Target Bonus	To be determined based on date of Covered Termination

If you become eligible for CIC Severance Benefits under Section 4.2 of the Plan, then subject to the terms and conditions of the Plan, you will receive:

Cash Severance Benefits	Twelve (12) months
Target Annual Bonus Entitlement	One (1) x
Equity Acceleration Percentage	100%
COBRA Premiums	Twelve (12) months

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under Section 5 of the Plan.

In accordance with Section 6 of the Plan, the benefits, if any, provided under the Plan are intended to be the exclusive benefits for you related to your termination of employment in connection with a change in control of the Company and will supersede and replace any change in control severance benefits to which you otherwise would eligible to participate in any other Company change in control severance policy, plan, agreement or other arrangement (whether or not subject to ERISA).

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to its terms, including, but not limited to, Section 6 of the Plan; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to equity acceleration or severance benefits upon your separation from the Company; and (iv) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

CARA THERAPEUTICS, INC.		COVERED EMPLOYEE

/s/ Christopher A. Posner		/s/ Ryan D. Maynard
Signature		Signature
Name:	Christopher A. Posner	Name:	Ryan D. Maynard
Title:	President and CEO	Title:	Chief Financial Officer
Date:	9/1/22	Date:	8/26/22

Attachment: Cara Therapeutics, Inc. Severance Plan

[SIGNATURE PAGE TO CARA THERAPEUTICS, INC. SEVERANCE PLAN]

For Connecticut Employees

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Cara Therapeutics, Inc., and its subsidiaries, parents, affiliates, successors and assigns (together, “Company”), and in further consideration of my eligibility to participate in Company’s Severance Plan, and the compensation now and later paid to me, I hereby enter into this Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) and agree as follows:

1.	CONFIDENTIAL INFORMATION PROTECTIONS.

1.1               Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Cara Therapeutics, Inc. any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Cara Therapeutics, Inc. and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2              Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation, including discrimination or harassment, with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3               Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4               Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5               No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	ASSIGNMENTS OF INVENTIONS.

2.1                Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “ Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2               Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3               Assignment of Company Inventions.  Inventions assigned to Cara Therapeutics, Inc., or to a third party as directed by Cara Therapeutics, Inc. pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Cara Therapeutics, Inc. all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Cara Therapeutics, Inc. and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

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2.4               Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5               Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6              Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7	Ownership of Work Product.

(a)	I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)	I agree that Cara Therapeutics, Inc. will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Cara Therapeutics, Inc. all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8               Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Cara Therapeutics, Inc. or its designee, including the United States or any third party designated by Cara Therapeutics, Inc. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Cara Therapeutics, Inc.

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2.9               Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1        solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2        solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in this Section 5 );

5.3        hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4         solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5         solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6         perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

The parties agree that for purposes of this Section 5 only, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

6. NON-COMPETE PROVISION. I agree that for the one (1)  year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (as defined in this Section 6) anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

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The parties agree that for purposes of this Section 6 only, “Conflicting Services” means the provision of services to any business focused on the discovery and development of Kappa Opioid Agonists or any business whose primary therapeutic focus is on the discovery and development of products for the treatment of pruritus.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7.	REASONABLENESS OF RESTRICTIONS.

7.1        I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2        In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3        If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4        Furthermore, the parties agree that the market for Company’s products is worldwide. If, however, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9. RETURN OF COMPANY PROPERTY. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10. LEGAL AND EQUITABLE REMEDIES.

10.1      I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2      I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

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10.3      In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11. NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1      If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2      I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.	GENERAL PROVISIONS.

13.1      Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Connecticut as such laws are applied to agreements entered into and to be performed entirely within Connecticut between Connecticut residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2      Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3      Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4      Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5      Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6      Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7      Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

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13.8      Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9      Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsections 2.4 and 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7.

This Agreement will be effective as of September 12, 2022.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Ryan D. Maynard
(Signature)

Ryan D. Maynard
(Printed Name)

8/26/22
(Date)

ACCEPTED AND AGREED TO:

CARA THERAPEUTICS, INC.

By:	/s/ Christopher Posner

Name:	Christopher A. Posner

Title:	President and CEO

[SIGNATURE PAGE TO CONFIDENTIAL INFORMATION, INVENTIONS,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT]

8.

EXHIBIT A

LIST OF EXCLUDED INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☒     No inventions or improvements.

☐     See below:

Title	Date	Identifying Number or Brief Description

☐         Additional sheets attached.

2.         Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐          Additional sheets attached

A-1.